Exhibit 10.40

LOCKHEED MARTIN MANAGEMENT INCENTIVE COMPENSATION PLAN

2006 CORPORATE PERFORMANCE OBJECTIVES

In accordance with its charter, the Management Development and Compensation Committee and the Stock Option Subcommittee (together, the “Committee”) of Lockheed Martin Corporation’s Board of Directors reviews and approves Corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance and recommends to the independent members of the Board the compensation level based on that evaluation. The Committee also makes recommendations to the independent members of the Board of Directors concerning the compensation of the Corporation’s other executive officers. On February 23, 2006, the Committee established the key performance objectives that will be used to evaluate corporate and executive officer performance for purposes of determining incentive compensation awards under the Lockheed Martin Management Incentive Compensation Plan (“MICP”) for 2006. The Committee generally reviews and makes annual incentive compensation awards in the first quarter following completion of each year. Each of the executive officers is assigned a targeted percentage (ranging from 65 percent to 125 percent) of base salary determined by the level of importance and responsibility of the participant’s position in the Corporation. The amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment by the Committee of corporate performance and the individual’s contribution to that performance. Following adjustment for corporate and individual performance ratings, the bonuses payable under the MICP for the executive officers can range from 0 percent to 195 percent of the target bonus amount, or higher at the discretion of the Committee. In determining the adjustment for individual performance, the Committee also considers subjective criteria, such as the accomplishment of individual goals and contributions to operational performance, as well as the individual’s implementation of and adherence to the Corporation’s policy on ethics and standards of conduct, customer satisfaction, teamwork, and retention and development of key personnel.

For 2006, the Committee plans to evaluate corporate performance, in part, by comparison of 2006 actual results to selected financial performance measures from the Corporation’s 2006 long-range plan. In evaluating 2006 MICP awards, the Committee plans to consider the following measures of financial performance: orders; sales; operating earnings before income taxes; operating margin; earnings per share; cash from operations; capital expenditures; and return on invested capital. Other objectives that the Committee plans to evaluate to determine MICP awards for 2006 include: the Corporation’s mission success; competitive win rates; achievement of focus program objectives; ability to protect funding for existing programs; realization of available award fees; achievement of enterprise objectives and savings; reduction in the number of programs characterized internally as red or watch programs; achievement of ethics awareness and compliance training objectives; achievement of corporate diversity maturity model objectives; and achievement of hiring targets. In addition, the Committee plans to consider the following measures: consummation of the ULA joint venture; the Corporation’s success in continuing to expand into adjacent market opportunities; the Corporation’s success in deploying cash to increase shareholder value; the Corporation’s ability to increase the velocity of executing acquisitions; the ability to drive productivity and continuous improvement through the Corporation’s LM21 program; the ability of management to institutionalize full spectrum leadership imperatives in talent development and performance assessments; the ability to enhance and execute an investor relations strategy to further differentiate the Corporation from its competitors; the ability to reduce escalating medical costs through implementation of an employee health wellness strategy; and the Corporation’s success in expanding business continuity planning to include global pandemic disease threats. Selection of and weighting of the various criteria in determining MICP awards is within the Committee’s discretion and may vary from year to year. The Committee retains discretion to determine the amount of actual awards, if any.